As filed with the Securities and Exchange Commission on August 6, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

Delaware	34-1560655
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Cedar Point Drive Sandusky, Ohio	44870-5259
(Address of Principal Executive Offices)	(Zip Code)

Cedar Fair, L.P. 2008 Omnibus Incentive Plan

(Full title of the plan)

Duffield E. Milkie

Corporate Vice President – General Counsel

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

(Name and address of agent for service)

(419) 626-0830

(Telephone number, including area code, of agent for service)

With copy to:

Cipriano S. Beredo

Squire, Sanders & Dempsey L.L.P.

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114-1304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Depositary Units (representing limited partner interests)	2,500,000 Units (1)	$19.48(2)	$48,700,000(2)	$1,914

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional units of limited partnership interest of the Registrant (“Units”) that may be issued or become issuable under the terms of the Cedar Fair, L.P. 2008 Omnibus Incentive Plan (the “Plan”) in order to prevent dilution resulting from Unit splits, Unit dividends or certain other transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1), under the Securities Act, based upon the average of the high and low prices of the Cedar Fair, L.P. Units as reported by the New York Stock Exchange on August 1, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The information required by Item 2 is included in documents sent or given to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Cedar Fair, L.P. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2008;

(c)	The Registrant’s Current Report on Form 8-K filed on January 24, 2008;

(d)	The Registrant’s Current Report on Form 8-K filed on May 2, 2008;

(e)	The Registrant’s Current Report on Form 8-K filed on May 20, 2008; and

(f)	The description of the Depositary Units contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-12611) filed on April 23, 1987;

other than the portions of such documents that by statute or rule, designation in such documents or otherwise are not deemed to be filed with the Commission or are not required to be incorporated by reference.

Until the Registrant files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all securities then remaining unsold, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing such documents, other than the portions of such documents that by statute or rule, designation in such documents or otherwise are not deemed to be filed with the Commission or are not required to be incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The persons that provide services to the Registrant as officers and directors are the officers and directors of Cedar Fair Management, Inc., an Ohio corporation that acts as the Registrant’s general partner (the “General Partner”). The Registrant’s limited partnership agreement provides that the Registrant shall indemnify and hold harmless each of the officers and directors of the General Partner against any expenses, including attorneys’ fees, incurred by such persons in connection with litigation or threatened litigation that they are involved in by reason of their management of the Registrant’s affairs or their status as an officer or director of the General Partner. In addition, the General Partner’s Regulations provide that it shall indemnify any of its present or former directors or officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, which are actually and reasonably incurred by the person because of his or her position with the General Partner in connection with any threatened, pending or completed action, suit or proceeding.

With the exception of a lawsuit brought by the General Partner, or in the right of the General Partner, Ohio law permits indemnification of officers and directors provided that they have acted in good faith, in a manner reasonably believed to be in or not opposed to the General Partner’s best interests and, with respect to any criminal action or proceeding, had no reason to believe their conduct was illegal. In the case of a lawsuit brought by the General Partner, or in the right of the General Partner, Ohio law, subject to certain exceptions, permits indemnification of officers and directors against expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the settlement or defense of the lawsuit provided that they have acted in good faith and in a manner reasonably believed to be in or not opposed to the General Partner’s best interests. One exception to this principle applies when the directors or officers are determined to be liable for negligence or misconduct in the performance of their duty to the General Partner. In this case, the General Partner is not permitted to indemnify the directors and officers, unless a court determines that the person is fairly and reasonably entitled to indemnity for such expenses and believes the expenses are appropriate.

The directors and officers of the General Partner are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the accompanying Exhibit Index, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandusky, State of Ohio, on August 6, 2008.

CEDAR FAIR, L.P.
By	Cedar Fair Management, Inc., General Partner

By:	/s/ Peter J. Crage
Peter J. Crage
Corporate Vice President - Finance and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter J. Crage, Duffield E. Milkie and Brian C. Witherow, and each of them, his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Richard L. Kinzel	Chairman, President and Chief Executive Officer, Director	August 6, 2008
Richard L. Kinzel
(Principal Executive Officer)

/s/ Peter J. Crage	Corporate Vice President - Finance	August 6, 2008
Peter J. Crage	(Principal Financial Officer)

/s/ Brian C. Witherow	Vice President and Corporate Controller	August 6, 2008
Brian C. Witherow	(Principal Accounting Officer)

/s/ Darrel D. Anderson	Director	August 6, 2008
Darrel D. Anderson

/s/ Richard S. Ferreira	Director	August 6, 2008
Richard S. Ferreira

/s/ C. Thomas Harvie	Director	August 6, 2008
C. Thomas Harvie

/s/ Michael D. Kwiatkowski	Director	August 6, 2008
Michael D. Kwiatkowski

/s/ David L. Paradeau	Director	August 6, 2008
David L. Paradeau

/s/ Steven H. Tishman	Director	August 6, 2008
Steven H. Tishman

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Deposit Agreement, which is incorporated herein by reference to the appropriate exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 1-9444) filed on April 23, 1987.

4.2	Fifth Amended and Restated Agreement of Limited Partnership of Cedar Fair, L.P. which is incorporated herein by reference to Exhibit A to the Registrant’s Proxy Statement filed on March 23, 2004 (Commission File No. 1-9444).

5	Opinion of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5).

24	Power of Attorney (included as part of signature page to this Registration Statement).

99	Cedar Fair, L.P. 2008 Omnibus Incentive Plan, which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 20, 2008 (Commission File No. 1-9444).